BDO Dunwoody LLP Chartered Accountants	#604 – 750 West Pender Street Vancouver, BC, Canada V6C 2T7 Telephone: (604) 689-0188 Telefax: (604) 689-9773 www.bdo.ca

Direct Line: (604) 646-4390
E-mail: jjai@bdo.ca

December 22, 2008

Office of the Chief Accountant
Division of Corporate Finance
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549-7561
United States

Dear Sir or Madam:

We are the former independent auditors for ESP Resources, Inc. (formerly Pantera Petroleum, Inc.) (the “Company”). We have read the Company’s current report on 8-K/A dated December 22, 2008 and are in agreement with the disclosure in Item 4.01, insofar as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly

(signed) “BDO Dunwoody LLP”

BDO Dunwoody LLP
Chartered Accountants

BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario